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                           WESTMORELAND COAL COMPANY

                          OFFER TO PURCHASE FOR CASH
            UP TO 1,052,631 DEPOSITARY SHARES (CUSIP 960878 30 4),
                EACH REPRESENTING ONE QUARTER OF A SHARE OF ITS
             SERIES A CONVERTIBLE EXCHANGEABLE PREFERRED STOCK, AT
                          $19.00 PER DEPOSITARY SHARE

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, APRIL 6, 1999, UNLESS THE OFFER IS EXTENDED.

                                                                 March 10, 1999

To Brokers, Dealers, Commercial Banks, Trust Companies, and Other Nominees:

  We have been appointed to act as Information Agent by Westmoreland Coal Company, a Delaware corporation (the "Company"), in connection with the Company's offer to purchase up to 1,052,631 Depositary Shares ("Depositary Shares") (including the associated dividend arrearages), each representing one quarter of a share of its Series A Convertible Exchangeable Preferred Stock, par value $1.00 per share, liquidation preference equal to $25 per Depositary Share, at a price of $19.00 per Depositary Share (the "Purchase Price"), upon the terms and subject to the conditions set forth in the Company's Offer to Purchase dated March 10, 1999 (the "Offer to Purchase") and the related Letter of Transmittal (which, as amended and supplemented from time to time, together constitute the "Offer"). Unless the context requires otherwise, all references to the Depositary Shares shall include any claims to cumulative dividends on such shares that have not previously been paid. The Company will purchase 1,052,631 Depositary Shares (or such lesser number of Depositary Shares as are validly tendered and not withdrawn), upon the terms and subject to the conditions of the Offer, including the proration provisions thereof.

  Depositary Shares not purchased because of proration will be returned at the Company's expense to the shareholders who tendered such Depositary Shares. The Company reserves the right, in its sole discretion (but subject to the terms and conditions of the Master Agreement dated as of January 4, 1999 among the Company, certain of its subsidiaries, United Mine Workers of America, UMWA 1992 Benefit Plan, UMWA Combined Benefit Fund, UMWA 1974 Pension Trust, and Official Committee of Equity Security Holders), to purchase more than 1,052,631 Depositary Shares pursuant to the Offer. See Section 4. "Number of Shares; Proration; Expiration Date; Extension of the Offer" and Section 13. "Extension of the Tender Period; Termination; Amendments" of the Offer to Purchase.

  If the number of Depositary Shares validly tendered and not withdrawn on or prior to the Expiration Date is less than or equal to 1,052,631 Depositary Shares (or such greater number of Depositary Shares as the Company may elect to purchase pursuant to the Offer), the Company will, upon the terms and subject to the conditions of the Offer, purchase all Depositary Shares so tendered.

  Upon the terms and subject to the conditions of the Offer, if at the Expiration Date more than 1,052,631 Depositary Shares (or such greater number of Depositary Shares as the Company may elect to purchase pursuant to the Offer) are properly tendered and not withdrawn, the Company will buy Depositary Shares on a pro rata basis from all shareholders who properly tender Depositary Shares (and do not withdraw them prior to the Expiration
Date). See Section 4. "Number of Shares; Proration; Expiration Date; Extension of the Offer" and Section 5. "Procedure for Tendering Depositary Shares" of the Offer to Purchase.

  The payment of $19.00 per Depositary Share for Depositary Shares purchased by the Company is in full satisfaction of all claims with respect to such Depositary Shares (and the Series A Preferred Stock represented
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by such Depositary Shares), including claims for accrued but unpaid dividends, and all claims by and rights of the owner of Depositary Shares or any other person to receive dividends (including accrued but unpaid dividends) will be extinguished with respect to such Depositary Shares (and the Series A
Preferred Stock represented by such Depositary Shares) upon payment by the Company therefor.

  The Offer is not conditioned on any minimum number of Depositary Shares being tendered. The Offer is, however, subject to certain other conditions. See Section 8. "Certain Conditions of the Offer" of the Offer to Purchase.

  For your information and for forwarding to your clients for whom you hold Depositary Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

    1. Offer to Purchase;

    2. Letter of Transmittal for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer
  Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding;

    3. A form of letter that may be sent to your clients for whose accounts you hold Depositary Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions;

    4. A letter from Christopher K. Seglem, President, Chairman and Chief Executive Officer of the Company, to holders of Depositary Shares that may be sent to your clients; and

    5. Summary instructions for participation in the Offer.

  WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, APRIL 6, 1999, UNLESS THE OFFER IS EXTENDED.

  THE COMPANY, ITS BOARD OF DIRECTORS, AND ITS EXECUTIVE OFFICERS MAKE NO RECOMMENDATION AS TO WHETHER ANY SHAREHOLDER SHOULD TENDER ANY OR ALL OF SUCH SHAREHOLDER'S DEPOSITARY SHARES PURSUANT TO THE OFFER. EACH SHAREHOLDER MUST DECIDE WHETHER TO TENDER DEPOSITARY SHARES AND, IF SO, HOW MANY DEPOSITARY SHARES TO TENDER.

  No broker, dealer, bank, trust company, or fiduciary shall be deemed to be the agent of the Company, First Chicago Trust Company of New York (the "Depositary"), or the Information Agent for purposes of the Offer.

  The Company will, upon request, reimburse brokers, dealers, commercial banks, and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Company will pay all stock transfer taxes applicable to the sale of Depositary Shares to the Company pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

  Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned at the address and telephone numbers set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,

                                          Morrow & Co., Inc.

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE COMPANY, THE INFORMATION AGENT, OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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